Exhibit(m)(1)

                           SCUDDER VARIABLE SERIES II
                            MASTER DISTRIBUTION PLAN
                               FOR CLASS B SHARES
                         (As Approved November 28, 2001)

Section 1. Scudder Variable Series II (the "Fund") is an open-end management investment company formed under the laws of the Commonwealth of Massachusetts, the shares of beneficial interest ("Shares") of the portfolios of which (each, a "Portfolio") may from time to time be offered to life insurance companies (each, a "Life Company") for allocation to certain of their separate accounts established for the purpose of funding variable annuity contracts and variable life policies (collectively referred to herein as "Variable Contracts"). The shares of each Portfolio may be issued in multiple classes, and as used in this Plan, the term "Shares" pertains only to Class B shares of a Portfolio.

Section 2. This Plan will pertain to Shares of each of the following Portfolios of the Fund: Scudder Aggressive Growth Portfolio, Scudder Blue Chip Portfolio, Scudder Contrarian Value Portfolio, Scudder Global Blue Chip Portfolio, Scudder Government Securities Portfolio, Scudder Growth Portfolio, Scudder High Yield Portfolio, Scudder International Research Portfolio, Scudder Investment Grade Bond Portfolio, Scudder Money Market Portfolio, Scudder Small Cap Growth Portfolio, Scudder Small Cap Value Portfolio, Scudder Technology Growth Portfolio, Scudder Total Return Portfolio, Scudder Focus Value+Growth Portfolio, SVS Dreman Financial Services Portfolio, SVS Dreman High Return Equity Portfolio, SVS Focused Large Cap Growth Portfolio, SVS Growth and Income Portfolio, SVS Growth Opportunities Portfolio, SVS Index 500 Portfolio, SVS Dynamic Growth Portfolio, SVS Mid Cap Growth Portfolio, SVS Strategic Equity Portfolio and SVS Venture Value Portfolio. This Plan shall also apply to the Class B Shares of any other Portfolio of the Fund as shall be designated from time to time by the Board of Trustees of the Fund in any supplement to the Plan ("Supplement").

Section 3. In order to provide for the implementation of the payments provided for pursuant to this Master Distribution Plan (the "Plan"), the Fund may enter into an Underwriting Agreement (the "Agreement") with Scudder Distributors, Inc. ("SDI"), pursuant to which SDI will serve as the distributor of the Fund's Shares, and pursuant to which each Portfolio participating in this Plan may pay SDI for remittance to a Life Company for various costs incurred or paid by the Life Company in connection with the distribution of Shares of that Portfolio. SDI may also seek reimbursement for Distribution Expenses (as defined below) it incurs or pays. Such Agreement, or any modification thereof, shall become effective with respect to Class B Shares of any Portfolio in compliance with
Section 12(b) of the Investment Company Act of 1940, as amended (the "Act"), and Rule 12b-1 thereunder, as the same may be amended from time to time.

Section 4. Upon effectiveness of this Plan with respect to Shares of a Portfolio, the Fund, on behalf of such class, may make payments quarterly to SDI for Distribution Expenses (as defined below) incurred or paid (as the case may be) by a Life Company or SDI and approved by the Fund's Board of Trustees in the manner provided under Section 7 hereof. No payment to an individual Life Company shall be made with respect to any quarterly period in excess of an

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amount determined for such period at the annual rate of .25% of the average daily net asset value of the Shares of such Portfolio attributable to that Life Company's Variable Contract owners during that quarterly period. With respect to each Portfolio, aggregate payments under the Plan for each quarterly period shall not exceed an amount determined for such period at the annual rate of .25% of the average daily net asset value of Shares of such Portfolios. The value of the net assets of Class B Shares of a Portfolio shall be determined in accordance with the Declaration of Trust of the Fund, as the same may be amended from time to time.

Section 5. Expenses payable pursuant to this Plan ("Distribution Expenses") may include, but not necessarily be limited to, the following costs:

                  (a) printing and mailing of Fund prospectuses, statements of additional information, any supplements thereto and shareholder reports for prospective Variable Contract owners;

                  (b) developing, preparing, printing and mailing of Fund advertisements, sales literature and other promotional materials describing and/or relating to the Fund and including materials intended for use within the Life Company, or for broker-dealer only use or retail use;

                  (c) holding seminars and sales meetings designed to promote the distribution of Fund Shares;

                  (d) obtaining information and providing explanations to Variable Contract owners regarding Fund investment objectives and policies and other information about the Fund and its Portfolios, including the performance of the Portfolios;

                  (e) training sales personnel regarding the Fund;

                  (f) compensating sales personnel in connection with the allocation of cash values and premiums of the Variable Contracts to the Fund;

                  (g) personal service and/or maintenance of Variable Contract owner accounts with respect to Fund Shares attributable to such accounts ; and

                  (h) financing any other activity that the Fund's Board of Trustees determines is primarily intended to result in the sale of Shares.


Section 6. This Plan, together with the Agreement, shall not take effect until they have been approved by a vote of the majority of trustees of the Fund and of those trustees of the Fund who are not "interested persons" of the Fund (as defined in the Act), and who have no direct or indirect financial interest in the operation of this Plan or in the Agreement (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Plan and such Agreement.

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Section 7. This Plan shall continue in effect indefinitely provided that it is approved by the trustees of the Fund and the Independent Trustees at least annually in the manner provided in Section 6. In connection with the annual review and approval of such continuance, SDI shall furnish the Board with such information as the Board may reasonably request in order to enable the Board to make an informed determination of whether the Plan should be continued.

         7(a) SDI shall, with respect to Class B Shares of each Portfolio for which payments of Distribution Expenses are proposed to be made, submit at least quarterly, reports (A) describing the Distribution Expenses with respect to such class of the Portfolio incurred or paid by each Life Company or SDI since the later of the effective date of this Plan or the previous period for which payments hereunder have been made by that class of the Portfolio, and (B) requesting payment or reimbursement therefor (as the case may be).

         In the event that amounts of Distribution Expenses are not specifically attributable to the distribution of Shares of any particular Portfolio, SDI may allocate Distribution Expenses to Class B Shares of each Portfolio deemed by the Board to be reasonably likely to benefit therefrom based upon the ratio of the average daily net assets of each such class during the previous period to the aggregate average daily net assets of all such classes for such period, provided, however that any such allocation may be subject to such adjustments as SDI shall deem appropriate to render the allocation fair and equitable under the circumstances, which adjustments shall be approved by the Board of Trustees.

         7(b) The Board of Trustees will review quarterly each report of, and request for, payment of Distribution Expenses at a regular meeting held after the making of such request, and SDI shall receive from the Fund, on behalf of Class B Shares of any Portfolio, only an amount for such Distribution Expenses as is approved by the Board of Trustees, including a majority of the Independent Trustees. The Fund will make payment of the amount of Distribution Expenses so approved as soon as reasonably practicable after such approval.

Section 8. This Plan may be terminated as to Class B Shares of a Portfolio at any time by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding Class B Shares of that Portfolio.

Section 9. Any Agreement related to this Plan shall be in writing and shall provide in substance:

                  (a) That any such Agreement, with respect to Class B Shares of a Portfolio, may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding Class B Shares of that Portfolio, on not more than 60 days' written notice to SDI.

                  (b) That such Agreement shall terminate automatically in the event of its assignment (as defined in the Act).

Section 10. This Plan may not be amended to increase materially the amount that may be spent for distribution by Class B Shares of a Portfolio without the approval of Class B shareholders of that


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Portfolio, and any material amendment to the Plan must be approved by the Board of Trustees of the Fund, including the Independent Trustees, in the manner provided in Section 6.

         Amendments to this Plan other than material amendments of the kind referred to above may be adopted by a vote of the Board of Trustees of the Fund, including the vote of a majority of Independent Trustees. The Board of Trustees of the Fund, by such a vote, also may interpret this Plan and make all determinations necessary or advisable for its administration.

Section 11. So long as this Plan is in effect, the selection and nomination of persons to be trustees of the Fund who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of such disinterested trustees then in office.

Section 12. Neither this Plan nor any other transaction between the parties hereto pursuant to this Plan shall be invalidated or in any way affected by the fact that any or all of the trustees, officers, shareholders, or other representatives of the Fund are or may be "interested persons" of SDI, or any successor or assignee thereof, or that any or all of the trustees, officers, partners, or other representatives of SDI are or may be "interested persons" of the Fund, except as otherwise may be provided in the Act.

         IN WITNESS WHEREOF, Scudder Variable Series II has adopted this Master Distribution Plan as of November 28, 2001.


                                      SCUDDER VARIABLE SERIES II

                                      By:
                                          -----------------------------
                                      Title:


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